Exhibit 99.1

GrowGeneration Secures DTC Eligibility

November 28, 2016

Denver, CO. November 28, 2016 /PRNewswire/ -- GrowGeneration Corp. (OTCQB:GRWG), GrowGeneration (“GrowGen” or the “Company”) one of the largest specialty retail hydroponic and organic gardening store chains, selling to both the commercial and home cannabis markets, announced today that the Depository Trust Company (DTC) has approved the Company’s eligibility application for GrowGeneration Corp. (CUSIP 39986L 109), effective November 24, 2016.

The DTC, a subsidiary of the Depository Trust & Clearing Corporation (DTCC), manages the electronic clearing and settlement of publicly-traded companies. Securities that are eligible to be electronically cleared and settled through the DTC are considered “DTC eligible.” This electronic method of clearing securities expedites the receipt of stock and cash, and, thus, accelerates the settlement process for investors and brokers.

GrowGen CEO Comments

Commenting on GrowGen’s DTC Eligibility, Darren Lampert, Co-Founder and CEO, said, DTC eligibility increases the efficiency and lowers the costs associated with trading GrowGen shares on the OTCQB, while increasing security and lowering transaction risk for our investors. Securing DTC eligibility reflects our ongoing efforts to support our growing investor base in the U.S.

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 12 locations, which includes 10 locations in Colorado, 1 location in California and 1 location in Nevada. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all of the major legalized cannabis states. Management estimates that roughly 1000 hydroponic stores are in operation in the U.S. According to ArcView Market Research, the U.S. cannabis market was $5.7 billion in 2015 and is expected to reach $7.2 billion at the end of 2016. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

Website: www.GrowGeneration.com

Facebook:GrowGenerationCorp

Twitter: @GrowGenOK

Instagram: Growgeneration_corp

Company Inquiries:

GrowGeneration Corp.

610-216-0057
michael@growgeneration.com